Exhibit 99.1

CHANGCHUN FANGGUAN ELECTRONICS TECHNOLOGY CO., LTD.

BALANCE SHEETS

(Unaudited)

	September 30, 2018	June 30, 2018
ASSETS
Current Assets:
Cash	$461,782	$49,809
Notes receivable	9,932	11,258
Accounts receivables - non-related parties, net	2,269,081	2,713,161
- related parties	459,072	190,027
Inventory, net	2,789,868	2,867,824
Advances to suppliers, net	300,349	214,325
Other receivables	91,310	88,067
Total Current Assets	6,381,394	6,134,471

Property, plant and equipment, net	6,925,689	7,162,538
Intangible assets, net	1,331,119	1,354,311
Deferred tax assets	60,122	62,694
Total Assets	$14,698,324	$14,714,014

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term bank loan	$2,990,475	$3,022,700
Accounts payables	3,695,274	4,273,967
Advance from customers	38,392	67,042
Due to related parties	6,069,882	5,520,926
Accrued expenses and other current liabilities	130,274	47,140
Total Current Liabilities	12,924,297	12,931,775

COMMITMENT AND CONTINGENCIES

Shareholders’ Equity:
Capital	2,173,465	2,173,465
Accumulated deficit	(347,605)	(358,451)
Accumulated other comprehensive loss	(51,833)	(32,775)
Total Shareholders’ Equity	1,774,027	1,782,239
Total Liabilities and Shareholders’ Equity	$14,698,324	$14,714,014

The accompanying notes are an integral part of these financial statements.

CHANGCHUN FANGGUAN ELECTRONICS TECHNOLOGY CO., LTD.

STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended
	September 30,
	2018	2017

Revenues - Non-related parties	$1,735,252	$2,908,176
- Related parties	942,260	-
Total Revenues	2,677,512	2,908,176

Cost of revenues	2,283,545	2,584,924

Gross profit	393,967	323,252

Operating expenses
Selling expenses	46,725	56,844
General and administrative expenses	242,268	236,315
Research and development expenses	166,470	174,588
Total operating expenses	455,463	467,747

Loss from operations	(61,496)	(144,495)

Other income (expense)
Other income	34,122	20,387
Interest expense, net of interest income	(35,028)	(49,551)
Subsidy income	75,162	-
Total other income (expense)	74,256	(29,164)

Income (loss) before income tax provision (benefit)	12,760	(173,659)

Income tax provision (benefit)	1,914	(26,049)

Net income (loss)	10,846	(147,610)

Other comprehensive income (loss)
Foreign currency translation adjustment	(19,058)	29,893

Comprehensive loss	$(8,212)	$(117,717)

The accompanying notes are an integral part of these financial statements.

CHANGCHUN FANGGUAN ELECTRONICS TECHNOLOGY CO., LTD.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$10,846	$(147,610)
Adjustments required to reconcile net income (loss) to net cash used in operating activities:
Depreciation	173,167	165,691
Amortization	8,800	8,720
Deferred tax	1,914	(26,049)
Changes in operating assets and liabilities:
Accounts receivable - non-related parties	417,377	27,289
Accounts receivable - related parties	(272,522)	-
Inventory	47,636	145,742
Advances to suppliers	(88,782)	(122,308)
Other receivable	(4,204)	7,277
Accounts payable	(535,982)	(202,078)
Advance from customers	(28,085)	35,476
Accrued expenses and other current liabilities	84,085	(14,785)
Net cash used in operating activities	(185,750)	(122,635)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(11,818)	(33,992)
Net cash used in investing activities	(11,818)	(33,992)

CASH FLOWS FROM FINANCING ACTIVITIES
Notes receivable	1,213	214,604
Bank acceptance notes payable	-	(860,913)
Repayment of bank loans	-	(297,894)
Proceeds from related parties loans	611,067	184,694
Net cash provided by (used in) financing activities	612,280	(759,509)

Effect of exchange rate changes on cash and restricted cash	(2,739)	9,279

Net increase (decrease) in cash and restricted cash	411,973	(906,857)

Cash and restricted cash, beginning of period	49,809	967,440

Cash and restricted cash, end of period	$461,782	$60,583

Supplemental disclosure of cash flow information:
Cash paid for income tax	$1,498	$-
Cash paid for interest	$35,093	$50,268

The accompanying notes are an integral part of these financial statements.

CHANGCHUN FANGGUAN ELECTRONICS TECHNOLOGY CO., LTD.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - NATURE OF OPERATIONS

Changchun Fangguan Electronics Technology Co., Ltd (“Fangguan Electronics” or "the company") was incorporated in the People’s Republic of China (“the PRC”) on June 28, 2006 with its principal place of business in Changchun City, Jilin Province, the PRC. Fangguan Electronics manufactures and sells LCD screens in China.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company had a working capital deficiency of $6,542,903 at September 30, 2018 and did not generate cash from operations for the three months ended September 30, 2018 and 2017. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to rely on the proceeds from loans from both unrelated and related parties to provide the resources necessary to fund the development of the business plan and operations. However, no assurance can be given that the Company will be successful in raising additional capital.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The Company’s financial statements have been prepared in accordance with US GAAP and this requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. The significant areas requiring the use of management estimates include, but are not limited to, the allowance for doubtful accounts receivable, provision for staff benefit, recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our financial statements.

Cash and cash equivalents

Cash consists of cash on hand and cash in bank. Cash equivalents represent investment securities that are short-term, have high credit quality and are highly liquid.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest, which are due within contractual payment terms, generally 30 to 90 days from shipment. Credit is extended based on evaluation of a customer's financial condition, the customer’s credit-worthiness and their payment history. Accounts receivable outstanding longer than the contractual payment terms are considered past due. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. At the end of each period, the Company specifically evaluates individual customer’s financial condition, credit history, and the current economic conditions to monitor the progress of the collection of accounts receivables. The Company will consider the allowance for doubtful accounts for any estimated losses resulting from the inability of its customers to make required payments. For the receivables that are past due or not being paid according to payment terms, the appropriate actions are taken to exhaust all means of collection, including seeking legal resolution in a court of law. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. Based on the evaluation, the Company recorded allowance for doubtful accounts of $147,784 and $149,376 as of September 30, 2018 and June 30, 2018, respectively.

Inventories

Inventories consist of raw materials and finished goods. Inventories are valued at the lower of cost or net realizable value. We determine cost on the basis of the weighted average method. The Company periodically reviews inventories for obsolescence and any inventories identified as obsolete are written down or written off. Although we believe that the assumptions we use to estimate inventory write-downs are reasonable, future changes in these assumptions could provide a significantly different result.

Advances to suppliers

Advances to suppliers represent prepayments for merchandise, which were purchased but had not been received. The balance of the advance to suppliers is reduced and reclassified to inventories when the raw materials are received and pass quality inspection. The Company reviews its advances to suppliers on a periodic basis and makes general and specific allowances when there is doubt as to the ability of a supplier to refund an advance or provide merchandise to the Company. Based on the evaluation, the Company recorded allowance for advances to suppliers of $169,075 and $170,897 as of September 30, 2018 and June 30, 2018, respectively.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and any impairment. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Repairs and maintenance costs are normally expensed as incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the statement of comprehensive income (loss) in the reporting period of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets after taking into account their respective estimated residual value. The estimated useful life of the assets is as follows:

Buildings	10 – 20	years
Machinery and equipment	5 – 10	years
Office equipment	5	years
Automobiles	5	years

Intangible assets

Land use right is recorded as cost less accumulated amortization. Land use rights represent the prepayments for the use of the parcels of land in the PRC where the Company’s production facilities are located, and are charged to expense over their respective lease periods of 50 years. According to the laws of the PRC, the government owns all of the land in the PRC. Company or individuals are authorized to use the land only through land use rights granted by the PRC government for a certain period (usually 50 years).

Purchased intangible assets are recognized and measured at fair value upon acquisition. Intangible assets acquired separately and with finite useful lives are carried at costs less accumulated amortization and any accumulated impairment losses. Amortization for intangible assets with finite useful lives is provided on a straight-line basis over their estimated useful lives. Alternatively, intangible assets with indefinite useful lives are carried at cost less any subsequent accumulated impairment losses. The estimated useful lives of the intangible assets are as follows:

Land use right	50 years
Computer software	5 years

Gains or losses arising from derecognition of the intangible asset are measured at the difference between the net disposal proceeds and the carrying amount of the assets and are recognized in the statement of comprehensive income (loss) when the asset is disposed.

Impairment of long-lived assets

In accordance with the provisions of ASC Topic 360, “Impairment or Disposal of Long-Lived Assets”, all long-lived assets such as property, plant and equipment held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

Revenue recognition

In accordance with the ASC Topic 605, “Revenue Recognition”, the Company recognizes revenue when persuasive evidence of an arrangement exists, transfer of title has occurred or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured.

The Company recognizes revenue from the sale of finished products upon delivery to the customer, whereas the title and risk of loss are fully transferred to the customers. The Company records its revenues, net of value added taxes (“VAT”). The Company is subject to VAT which is levied on the majority of the products at the rate of 16% on the invoiced value of sales.

Related parties and transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, "Related Party Disclosures" and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it requires their disclosure nonetheless.

Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the three monthss in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and discloses in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

As of September 30 and June 30, 2018, the Company did not have any significant unrecognized uncertain tax positions.

Comprehensive income (loss)

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Comprehensive income (loss) for the periods presented includes net income (loss), change in unrealized gains (losses) on marketable securities classified as available-for-sale (net of tax), foreign currency translation adjustments, and share of change in other comprehensive income of equity investments one quarter in arrears.

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of comprehensive income (loss).

The reporting currency of the Company is the United States Dollar (“US$”). The Company which is located in the People’s Republic of China (“PRC”), maintains their books and records in their local currency, the Renminbi Yuan (“RMB”), which is the functional currency as being the primary currency of the economic environment in which these entities operate.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not the US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. Stockholders’ equity is translated at historical rates. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the statements of stockholders’ equity.

The exchange rates used to translate amounts in RMB into U.S. Dollars for the purposes of preparing the financial statements are as follows:

	September 30, 2018	June 30, 2018

Balance sheet items, except for equity accounts	6.6879	6.6166

	Three Months ended September 30,
	2018	2017

Items in statements of comprehensive income (loss) and cash flows	6.6523	6.7138

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments: cash and cash equivalents, accounts receivable, inventory, prepayments and other receivables, accounts payable, income tax payable, other payables and accrued liabilities approximate at their fair values because of the short-term nature of these financial instruments.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Inputs are based upon unadjusted quoted prices for identical instruments traded in active markets;

Level 2: Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. Black-Scholes Option-Pricing model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs; and

Level 3: Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The Company has no financial assets or liabilities measured at fair value on a recurring basis.

Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under this guidance, lessees will be required to recognize on the balance sheet a lease liability and a right-of-use asset for all leases, with the exception of short-term leases. The lease liability represents the lessee's obligation to make lease payments arising from a lease, and will be measured as the present value of the lease payments. The right-of-use asset represents the lessee's right to use a specified asset for the lease term, and will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee's initial direct costs. The standard also requires a lessee to recognize a single lease cost allocated over the lease term, generally on a straight-line basis. The new guidance is effective for fiscal years beginning after December 15, 2018. ASU 2016-02 is required to be applied using the modified retrospective approach for all leases existing as of the effective date and provides for certain practical expedients. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this new standard on its statements and related disclosures.

In May 2016, FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606) - Narrow-Scope Improvements and Practical Expedients”. The update is to address certain issues identified by the FASB/IASB Joint Transition Resource Group for Revenue Recognition (TRG) in the guidance on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition, the Board decided to add a project to its technical agenda to improve Topic 606, Revenue from Contracts with Customers, by reducing: 1) the potential for diversity in practice at initial application and 2) the cost and complexity of applying Topic 606 both at transition and on an ongoing basis. The amendments in this Update affect entities with transactions included within the scope of Topic 606. The scope of that Topic includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments to the recognition and measurement provisions of Topic 606 also affect entities with transactions included within the scope of Topic 610, Other Income. The amendments in this Update affect the guidance in Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is currently evaluating the potential impact of adopting this new standard on its statements and related disclosures.

In September 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This guidance clarifies the presentation requirements of eight specific issues within the statement of cash flows. The new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this guidance is not expected to have a significant impact on the Company’s financial statements, as the Company’s treatment of the relevant affected items within its statement of cash flows is consistent with the requirements of this guidance.

NOTE 4 - INVENTORIES

Inventories consist of the following:

	September 30, 2018	June 30, 2018
Raw materials	$664,534	$980,417
Work-in-process	789,768	645,994
Finished goods	1,335,566	1,241,413
Total Inventories	$2,789,868	$2,867,824

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment were as follows:

	September 30, 2018	June 30, 2018
Buildings	$5,525,888	$5,585,435
Machinery and equipment	4,180,396	4,213,978
Office equipment	143,700	144,832
Automobiles	135,944	137,408
Subtotal	9,985,928	10,081,653
Less: Accumulated depreciation	(3,060,239)	(2,919,115)
Property, plant and equipment, net	$6,925,689	$7,162,538

Depreciation expense was $173,167 and $165,691 for the three months ended September 30, 2018 and 2017, respectively. As of September 30, 2018 and June 30, 2018, buildings were pledged as collateral for bank loans (See Note 7).

NOTE 6 – INTANGIBLE ASSETS

Intangible assets consist of the following:

	September 30, 2018	June 30, 2018
Land use right	$1,502,490	$1,518,680
Computer software	24,821	25,088
Subtotal	1,527,311	1,543,768
Less: Accumulated amortization	(196,192)	(189,457)
Intangible assets, net	$1,331,119	$1,354,311

The Company acquired the land use right from the local government in August 2012 which expires on August 15, 2062. As of September 30, 2018 and June 30, 2018, land use right was pledged as collateral for bank loans (See Note 7). Amortization expense for the three months ended September 30, 2018 and 2017 were $8,800 and $8,720, respectively.

NOTE 7 – SHORT-TERM BANK LOAN

On October 9, 2017, the Company entered into a line of credit agreement with Industrial Bank to borrow up to a maximum amount of approximately US$ 3.8 million (RMB 25 million) for one year with a maturity date of October 8, 2018. The line of credit was collateralized by the Company’s buildings and land use right. In addition, the line of credit was guaranteed by the Company’s shareholder Mr. Jialin Liang and his wife Ms. Dongjiao Su.

Under the line of credit, on October 9, 2017, the Company borrowed approximately US$3 million (RMB 20 million) for a year with annual interest rate of 4.5675%. The funds were received by the Company on November 22, 2017 and the maturity date was extended to November 21, 2018. The loan was repaid in full upon maturity in November 2018.

To repay this loan, the Company entered into a short-term loan agreement on November 12, 2018 with Industrial Bank to borrow approximately US$2.7 million (RMB 18 million) for a year with annual interest rate of 5.27%. The new borrowing was collateralized by the Company’s buildings and land use right. In addition, the new borrowing was guaranteed by the Company’s shareholder Mr. Jialin Liang and his wife Ms. Dongjiao Su.

NOTE 8- RELATED PARTY TRANSACTIONS AND BALANCES

Sales to related party

During the three months ended September 30, 2018, the Company sold products in the amount of $942,260 to Changchun Fangguan Photoelectric Display Technology Co. Ltd. (“Fangguan Photoelectric”). The trade-related balance receivable from Fangguan Photoelectric was $459,072 and $190,027 as of September 30, 2018 and June 30, 2018, respectively. The president, CEO, shareholder and director of the Company, Mr. Jialin Liang, was also the president of Fangguan Photoelectric until October 2018.

Due to related parties

Due to related parties represents certain advances to the Company by related parties. The amounts are non-interest bearing, unsecured and due on demand.

Due to related parties consists of the following:

		September 30, 2018	June 30, 2018
Jialin Liang	(a)	$5,489,729	$4,934,522
Xuemei Jiang	(b)	580,153	586,404
Total Due to related parties		$6,069,882	$5,520,926

(a)	Jialin Liang is the president, CEO, shareholder and director of the Company.

(b)	Xuemei Jiang is the vice president, shareholder and director of the Company.

During the three months ended September 30, 2018 and 2017, Jialin Liang advanced $611,071 and $117,668 to the Company, respectively.

During the three months ended September 30, 2018 and 2017, Xuemei Jiang advanced $nil and $67,026 to the Company, respectively.

NOTE 9 - CONCENTRATION

Major customers

Customers who accounted for 10% or more of the Company’s revenues for the three months ended September 30, 2018 and 2017, respectively, and its outstanding balance of accounts receivable as of September 30, 2018 and 2017, respectively, are presented as follows:

	For the three months ended September 30, 2018		As of September 30, 2018
	Revenue	Percentage of total Revenue	Accounts receivable	Percentage of total accounts receivable
Customer A	$653,900	24%	$-	-%
Customer B - Related party	942,260	35%	459,072	16%
Total	$1,596,160	59%	$459,072	16%

	For the three months ended September 30, 2017		As of September 30, 2017
	Revenue	Percentage of total Revenue	Accounts receivable	Percentage of total accounts receivable
Customer A	$1,075,501	37%	$468,782	18%
Customer B	417,586	14%	669,859	26%
Customer C	357,353	12%	-	-%
Total	$1,850,440	63%	$1,138,641	44%

NOTE 10 - INCOME TAXES

The Company is operating in the PRC and is subject to the Corporate Income Tax Law of the People’s Republic of China. The Company was certified as high-tech enterprises and is taxed at a unified income tax rate of 15% for three years from 2016 to 2018.

The reconciliation of income tax expense at income tax rate of 15% to the Company’s effective tax rate is as follows:

	For the three months ended September 30,
	2018	2017

Tax at 15%	$1,914	$(26,049)
Permanent difference	-	-
Effective tax	$1,914	$(26,049)

The provisions for income taxes are summarized as follows:

	For the three months ended September 30,
	2018	2017
Current	$-	$-
Deferred	1,914	(26,049)
Total	$1,914	$(26,049)

NOTE 11 - SUBSEQUENT EVENTS

The Company has evaluated the existence of material events subsequent to the balance sheet date through February 15, 2019, the date the financial statements were issued and determined that there were no subsequent events or transactions which would require recognition or disclosure in the financial statements.